Exhibit 4.19

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Automobile Finance Project Cooperation Agreement (Contract No. [    ])

This Automobile Finance Project Cooperation Agreement (“this Agreement”) is signed by the following parties in Hangzhou, People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong SAR, Macao SAR and Taiwan) on March 24, 2020 (the “signing date”).

1.    Shanghai Cango Investment and Management Consultation Service Co., Ltd. (“cooperative institution”) is a limited liability company validly established and existing under the laws of the PRC. Its registered address is: Room 418, Building 13, No. 258 Juxun Village, Chengqiao Town, Chongming District, Shanghai, and the unified social credit code is 91310230560191810P.

2.    Chongqing Wantang Information Technology Co., Ltd. (“Chongqing Wantang”) is a limited liability company validly established and existing under the laws of the PRC. Its registered address is: Room 8, 1/F, No. 23 Gongnong Road, Yuzui Town, Jiangbei District, Chongqing, and the unified social credit code is 91500000MA5UHRCQ9X.

3.    Zhejiang E-Commerce Bank Co., Ltd. (“MYbank”) is a limited liability company validly established and existing under the laws of the PRC. Its registered address is 15-17/F, Block 1, Delixi Mansion, No. 28-38 Xueyuan Road, Xihu District, Hangzhou, Zhejiang Province, and the unified social credit code is 91330000343973322D.

Each of the above party is individually referred to as a “party” and collectively as the “parties”. For the purpose of this Agreement, the “Chinese laws” refer to all laws, administrative laws and regulations, rules, regulations, policy documents, provisions, decisions and policy documents of local authorities or local government departments in China, which are valid at the time of concluding this Agreement.

Whereas the parties wish to enter into cooperation on automobile finance business (the “cooperative project”), the parties hereby enter into the following agreement on the cooperative project on the basis of equality and mutual benefit.

I. Cooperation Model

In order to provide all-round and convenient vehicle purchase and vehicle purchase financing services for individual consumers, and provide appropriate risk management ability for all related parties, the parties hereto agree to, in accordance with this Agreement, cooperate in applying to financial institutions (“financial institutions”) for financing services for purchasing or renting a vehicle (“automobile financial leasing”) (hereinafter collectively referred to as “financing services for vehicle purchase”) in respect of individual consumers (“customers”), subsequent repayment, performance of contract and handling of breach of contract. Please refer to Articles II, III and IV of this Agreement for specific contents of the cooperative project:

1.    Whereas the cooperative institution has one or more business qualifications and resources in terms of automobile trading, automobile sales agency, automobile financial leasing, automobile residual value disposal and repair, and transaction consulting, the cooperative institution shall be responsible for the following items ticked in (1) of this Agreement:

(1)    Basic services: customer management, vehicle management and vehicle disposal, etc. Specifically, it includes:

a.	Customer management:

✓	Collection of customer’s vehicle purchase demand

✓	Customer contact and complaint handling

☐	Customer training

☐	Online signing of customer contract

✓	Customer repayment reminder

Others:                 ;

b.	Vehicle management:

✓	Delivery of vehicle

✓	GPS installation service

Others:                 ;

c.	Vehicle disposal:

✓	Dispose the vehicle as entrusted by customers or financial institutions and pay the disposal amount to the bank on behalf of customers to repay the personal consumer loan;

2.    With the guarantee qualification and the technical ability to assist in handling relevant fund transfer, MYbank shall be responsible for the following in (1) and (2):

(1)    Provide guarantees;

(2)    Assist the cooperative institution in handling fund transfer with financial institutions and customers.

3.    Considering that Chongqing Wantang has the technical ability to engage in credit assessment and the business ability and resources for advertising promotion, it shall be responsible for the following work in (1) and (2):

(1)    Auxiliary services for customer credit assessment;

(2)    Business promotion and customer attraction.

4.    Without the consent of Chongqing Wantang, financial institutions or MYbank (the guarantor of the loan) in the form of e-mail or other written forms, the cooperative institution shall not carry out any marketing activity in the name of Chongqing Wantang, financial institutions and/or MYbank (including but not limited to introducing specific product and rate), or exaggerate the cooperative relationship with Chongqing Wantang, financial institutions or MYbank.

5.    The business model under this Agreement is only applicable to the following financial institutions:

Serial No.	Financial institutions
1	Hangzhou Branch of Postal Savings Bank of China

This Agreement shall not apply to financial institutions introduced by the cooperative institution without the written consent of MYbank. If it is necessary to add or reduce applicable financial institutions under this Agreement in the future, it may be confirmed by e-mail through the following designated e-mail addresses:

Designated e-mail of the cooperative institution: [REDACTED]

Designated e-mail of Chongqing Wantang: [REDACTED]

Designated e-mail of MYbank: [REDACTED]

6.    In order to meet the needs of business development, with the deepening of business cooperation, the cooperation contents of the parties may change. The parties to the cooperation agree that, under the premise of legality and compliance, the parties shall sign supplementary agreements separately in case of any change to the aforesaid cooperation contents.

II. Matters for Which the Cooperative Institution Is Responsible

1.    Basic services: customer management

(1)    Collection of customer’s vehicle purchase demand information

The cooperative institution shall, at the request or authorization of customers, collect customer’s vehicle purchase and financing demand and relevant information (“demand information”) from customers in compliance with the specific requirements (including but not limited to technical documents) proposed by Chongqing Wantang through the platform of the cooperative institution itself or its related parties and partners, and finally submit the demand information to Chongqing Wantang after the cooperative institution reviews the information through its own risk control. Chongqing Wantang shall comprehensively analyze and process the information and provide the analysis results to the cooperative institution or financial institutions. The cooperative institution shall ensure that the demand information provided by them (including but not limited to the authenticity of vehicle purchase/rental behavior, willingness and ability to repay consumer loans) is authentic, accurate, complete and valid. Besides, the cooperative institution shall ensure that sufficient authorization has been obtained from relevant individuals, so that such information can be provided to Chongqing Wantang, financial institutions and other relevant partners.

(2)    Customer contact and complaint handling

The cooperative institution shall maintain good communication and contact with customers, establish customer files and update the information in real time. The cooperative institution shall be responsible for updating the progress of loan application with customers in a timely manner, giving the final loan approval results of financial institutions to customers, and maintaining communication with customers at the stage of vehicle rental, as well as keeping abreast of customers’ funds and use of vehicles.

The cooperative institution, as the principal responsible party accepting and handling customer complaints, shall properly handle customer complaints. If the customer complaints involve the reputation of MYbank, Chongqing Wantang and financial institutions, the cooperative institution shall hand over the customer complaints to MYbank within one workday for coordination and handling. Where the escalated customer complaints or negative public opinion brought by improper handling of the cooperative institution may affect the reputation of MYbank, Chongqing Wantang or financial institutions, the cooperative institution shall immediately take effective measures to eliminate the adverse impact of reputational events, compensate losses of MYbank, Chongqing Wantang and financial institutions. In order to reduce customer complaints as much as possible, the cooperative institution shall obtain the consent from MYbank before taking measures that may cause customer complaints, such as car towing, in the cooperative project.

(3)    Customer training

The cooperative institution shall provide training for customers regularly, including but not limited to introduction to business processes such as vehicle purchase, vehicle use, loan, repayment, vehicle management and default disposal for users, so as to promote business to users and prompt the business risk;

(4)    Online signing of customer contract

The cooperative institution shall, based on the demand of MYbank, Chongqing Wantang and financial institutions, arrange the agreement on the customer side under this cooperative project on the platform of its own or its related parties and partners at the initial stage of cooperation, so that it is available for customers to sign online and file and manage contracts online. After the digital contracting system of MYbank is built and put into operation, the online signing of customer contract shall be completed by MYbank.

(5)    Customer repayment reminder and other services

In order to assist financial institutions represented by Chongqing Wantang in managing/controlling post-loan risks, Chongqing Wantang entrusts the cooperative institution or its related parties to provide asset services. During the term of the loan, the services involved in the cooperative project shall be provided in accordance with the repayment reminder procedures and standards of the cooperative institution in Appendix 1 to this Agreement, and the specific procedures and standards shall be subject to the confirmation of financial institutions (through MYbank).

The cooperative institution promises to timely follow up the repayment of personal consumer loans of vehicle buyers during the cooperative project period. Once the vehicle buyers fail to repay the loans in time, the cooperative institution shall make its best efforts to fully communicate with customers in time about the overdue loans and urge customers to repay the loans in time. The cooperative institution shall take reasonable and legal measures, such as reminding customers of the repayment via SMS or phone calls, and following up the use and disposal of the vehicles by customers. Besides, it shall take appropriate measures to varying degrees according to the specific credit standing and contract performance of vehicle buyers. In any case, the cooperative institution shall not take collection measures that may have an improper impact on the cooperative project, reputation of the parties and legitimate rights and interests of vehicle purchase customers. At the request of financial institutions, Chongqing Wantang and/or MYbank, the parties may separately adjust the repayment reminder process and standards through negotiation from time to time to ensure that they are consistent with the principles of the cooperative project.

The cooperative institution shall always ensure that they have the qualifications, certificates and licenses required for the services, and establish clear business process, personnel management and training systems and complaint handling mechanisms. If Chongqing Wantang, financial institutions or MYbank (or its agent) requests access to documents or on-site inspection on such matters, contacts its management personnel or employees to learn about the situation, and makes suggestions on the development, implementation and maintenance of such processes/systems, the cooperative institution shall make every effort to cooperate, and implement the repayment reminder process and standards as required by the aforesaid three parties.

(6)    Debt collection

Upon the entrustment of financial institutions, Chongqing Wantang entrusts the cooperative institution to be responsible for debt collection under the cooperative project in the name of financial institutions in accordance with the administrative measures for post-loan repayment reminder of consumer loans agreed by the parties. The cooperative institution shall have the right to entrust its related parties to be responsible for specific collection work. Where financial institutions cancel the entrustment of Chongqing Wantang, Chongqing Wantang shall timely notify the cooperative institution.

2.    Basic services: vehicle management

(1)    Apply for vehicle license, transfer ownership and purchase insurance

The cooperative institution shall assist customers in applying for vehicle license, transferring ownership and purchasing insurance.

(2)    GPS installation service

The cooperative institution shall install the on-board GPS in the vehicle, and obtain the information of the vehicle through GPS.

3.    Basic services: vehicle disposal

Where customers fail to fulfill their repayment obligations and responsibilities in respect of personal consumer loans in part or in whole (“customer overdue payment”), the cooperative institution may, according to customers’ entrustment, dispose and sell the vehicles (or entrust other third parties), and the cooperative institution shall directly transfer the disposal amount to financial institutions on behalf of the customers.

The cooperative institution shall guarantee that the money from the disposal of the vehicles shall be used by customers to repay all outstanding payment of customers’ personal consumer loans to financial institutions. The cooperative institution shall ensure that the vehicle disposal price is the price agreed upon by the cooperative institution and customers with reference to the reasonable price in the market. After receiving the vehicle disposal amount, the cooperative institution shall deposit the disposal amount equivalent to the total unpaid amount of customers’ personal consumer loans into the account opened at MYbank, and entrust MYbank to pay relevant disposal amount to financial institutions. Where customers entrust another third party to dispose the vehicles, the cooperative institution shall timely follow up customers’ repayment of all outstanding personal consumer loans to financial institutions, and timely inform MYbank of the repayment.

III. Matters for Which MYbank Is Responsible

1.    Providing guarantees

At the request of financial institutions and taking into account the service commitment of the cooperative institution under this Agreement, MYbank shall, according to the agreements reached with financial institutions and vehicle purchase customers respectively, provide joint and several liability guarantee (“MYbank’s guarantee”) for personal consumer loans of vehicle purchase customers to financial institutions, and the specific guarantee amount and guarantee period shall be subject to the agreement reached between MYbank and financial institutions. MYbank shall have the right to recover the loans from customers after assuming the guarantee liability.

If customers have any form of payment obligations to both the cooperative institution and MYbank, MYbank shall have priority over the cooperative institution in receiving payment from customers.

2.    Assist the cooperative institution in handling fund transfer with financial institutions and customers

The cooperative institution shall entrust MYbank to carry out the fund transfer arrangements required under the business, including assisting the cooperative institution to transfer the corresponding disposal amount to financial institutions after the cooperative institution assists the disposal of vehicles to obtain the disposal amount.

MYbank shall entrust Alipay and its related parties according to the instructions of the cooperative institution, or conduct the above-mentioned operation through the account opened by the cooperative institution at MYbank. The cooperative institution shall ensure the legality and compliance of such instructions, and shall be solely liable for all losses suffered by other parties and/or third parties due to incorrect instructions. Both parties may enter into a separate agreement in respect of this matter to further clarify the rights and obligations of both parties.

IV. Matters for Which Chongqing Wantang Is Responsible

1.    Auxiliary services for customer credit assessment

Chongqing Wantang shall collect the customer information from the cooperative institution, gather the information within the scope authorized by customers through its own technical capacity, conduct comprehensive analysis and processing of the information according to the requirements of financial institutions, and render the analysis results for financial institutions to decide whether to refer to the information provided by Chongqing Wantang to approve customers’ loan application.

2.    Business promotion and customer attraction

Chongqing Wantang shall utilize its own advertising and technical capabilities to promote online and offline business and attract quality customers to participate in the cooperative project, so as to further expand the scale of the cooperative project.

V. Matters for Which the Parties Are Responsible

1.    Data privacy protection

With respect to the data involved under this Agreement, the parties shall comply with the privacy policy (https://docs.alipay.com/policies/privacy/mybank) of MYbank, and any other data privacy requirements of Chinese laws or regulatory authorities. The cooperative institution confirms that the information obtained and/or shared with other parties for the purpose of the cooperative project shall comply with the requirements of this Agreement, Chinese laws and regulatory authorities (including but not limited to obtaining the consent of relevant information subjects).

2.    Cooperation risk control

In case of any of the following circumstances that increase the risk of the cooperative project, MYbank shall have the right to immediately suspend the provision of guarantee, and inform the cooperative institution and financial institutions at the same time. Financial institutions shall suspend the granting of personal consumer loans for this cooperative project as appropriate, and the parties shall discuss the risk control measures through negotiation, so as to reduce the NPL ratio of personal consumer loans. At the same time, MYbank may terminate this Agreement by giving a prior written notice to other parties at any time. However, for the personal consumer loans that have occurred before the aforesaid suspension and/or early termination, the parties shall continue to perform their rights and obligations in accordance with this Agreement:

(1)    Where the cooperative institution fails to duly perform any of its obligations under this Agreement and refuses to correct (including but not limited to the obligations set out in (1) of Article I of this Agreement);

(2)    Where the accumulated amount of vehicle disposal conducted by the cooperative institution in accordance with this Agreement is more than or equal to [REDACTED]% of the accumulated loan amount of financial institutions;

(3)    Where the disposal of vehicles by the cooperative institution as described in this Agreement is deemed to be unlawful, or there may be significant reputational risk or loss to this cooperative project or the parties due to customer complaints about vehicle purchase caused by price for disposal and/or purchase of vehicles for financial leasing;

(4)    There are other major adverse changes in the credit standing or contract performance capacity of the cooperative institution.

VI. Expense Arrangement

The expense arrangement under this Agreement shall apply to the following third item.

1.    Service fee charged by Chongqing Wantang

Under this cooperative project, Chongqing Wantang may charge the cooperative institution service fees for providing the relevant services described in Article IV of this Agreement. The service fee rate charged by Chongqing Wantang is: /

Before system connection of the parties is completed, Chongqing Wantang shall send the detailed and summarized data of the previous month to the cooperative institution on the tenth (10th) workday of each month. After the reconciliation of both parties, the cooperative institution shall complete the payment to Chongqing Wantang within fifteen (15) workdays after receiving the VAT special invoice for service fee issued by Chongqing Wantang. Considering the manual reconciliation workload and settlement frequency, the parties shall complete their automatic system connection as soon as possible to shorten the settlement period.

2.    Fund transfer service fee charged by MYbank

Under the cooperative project, MYbank may charge the cooperative institution fund transfer service fee for providing the relevant services mentioned in Articles II and III of this Agreement. The service fee rate charged by Chongqing Wantang is: /

Before system connection of the parties is completed, MYbank shall send detailed and summarized data of the previous month to the cooperative institution before the tenth (10th) workday of each month. After the reconciliation of both parties, the cooperative institution shall complete the payment to MYbank within fifteen (15) workdays after receiving the VAT special invoice for service fee issued by MYbank. Considering the manual reconciliation workload and settlement frequency, the parties shall complete their automatic system connection as soon as possible to shorten the settlement period.

3.    Service fee charged by the cooperative institution

Under this cooperative project, the cooperative institution may charge Chongqing Wantang service fee for providing the relevant services described in Article II of this Agreement. The service fee rate charged by the cooperative institution is:

Annualized fee rate = annual interest rate of personal consumer loan of the vehicle purchase customer - [REDACTED]%, daily fee rate = annual fee rate/360, service fee = S {balance of daily personal consumer loan of the customer × daily fee rate}.

Before system connection of the parties is completed, Chongqing Wantang shall send detailed and summarized data of the previous month to the cooperative institution before the tenth (10th) workday of each month. After the reconciliation of both parties, Chongqing Wantang shall complete the payment to the cooperative institution within fifteen (15) workdays after receiving the VAT special invoice for service fee issued by the cooperative institution. Considering the manual reconciliation workload and settlement frequency, the parties shall complete their automatic system connection as soon as possible to shorten the settlement period.

VII. Representations, Guarantees and Commitments of the Parties

1.    The parties are independent civil entities established and existing according to law, and have full capacity for civil conduct and all necessary authorizations and rights. The parties can sign this Agreement in their own name, perform their obligations under this Agreement and assume responsibilities (in terms of the cooperative institution, it shall have the ability to provide vehicle trading, disposal, collection, introduction of financial leasing services to financing customers and acceptance of vehicle mortgage by vehicle purchase customers).

2.    All documents, materials and information provided by the parties to the other parties during the execution and performance of this Agreement shall be true, accurate, complete and valid. All documents concluded by the parties through the system operated by the cooperative institution when conducting the cooperative business shall be true, complete, accurate and valid. Where the aforesaid documents, materials and information are deemed to be untrue or invalid, thereby causing losses to other parties to this Agreement or financial institutions, liability for compensation shall be borne.

3.    The parties shall (1) comply with Chinese laws, bear expenses and be solely responsible for carrying out the businesses referred to in this Agreement as independent entities (including but not limited to lawful and proper operation of electronic platforms, software clients and/or applications, ensure that the relevant agreements and enforcement do not violate Chinese laws, and properly handle any dispute between the cooperative institution, its employees, related parties or third party agents and vehicle purchase customers); (2) Ensure that its qualifications, licenses, approvals/licenses, filings/registrations required for the performance of this Agreement remain valid and up-to-date; (3) Take effective measures to monitor and analyze public opinions, strengthen public opinion management and properly handle public opinion incidents; and (4) Ensure that it will not have an adverse impact on the cooperative project or other parties, and assume the liability for compensation for the losses caused by its infringement of the legitimate rights of any third party; (5) May charge service fee from customers for the provision of one or more of the services set out in Article II hereof. However, the total amount of such service fee and the interest, guarantee fee, service fee or handling charge (if any) charged by financial institutions and MYbank from customers shall not violate national laws and regulations and shall not exceed 24% of the amount of personal consumer loans under any circumstance.

4.    Unless otherwise provided in this Agreement or agreed by the parties, (1) the signing and performance of this Agreement shall not at any time be deemed to create any joint venture, partnership, joint operation or employment, agency or other legal relationship in which one party may act for or on behalf of the other party. The parties shall bear all responsibilities in relation to the products and/or services provided by them in accordance with applicable laws and regulations;(2) No party shall declare that it is the agent of the other party without the explicit written consent of the other party in advance, acting for or on behalf of the other party, make any representation, guarantee or commitment for or on behalf of the other party, or cause the other party to be bound by any contract or otherwise to assume any obligation or liability.

5.    Where the cooperative institution needs to change the legal documents or product process signed by it and customers, it shall consult with MYbank and reach an agreement in advance.

VIII. Other Provisions on the Cooperative Project

1.    Unless otherwise provided in this Agreement or agreed by the parties, the parties shall keep confidential the business, commerce, finance, technology, product information and trade secrets, the contents of a license or other non-public document or information (whether or not marked as confidential) (“confidential information”) of the other parties. The confidential information shall not be disclosed to any third party other than this Agreement without the prior written consent of the party from which the information is derived, and may be copied and used solely for the purpose of performing this Agreement, provided that the foregoing restrictions shall not apply:(1) Confidential information required by law, any regulatory authority (e.g. tax authority), judicial and/or the listing rules of the relevant exchange or required to be disclosed or used by judicial proceedings arising out of or in connection with this Agreement (provided that the disclosing party shall discuss the scope and manner of disclosure with the other parties within a reasonable time prior to such disclosure, and the party to whom the information is given shall keep confidential as far as possible); (2) Disclosure of confidential information to any professional adviser to whom it is necessary to have access in order to perform this Agreement (provided that such professional adviser shall comply with the confidentiality provisions of this Article); (3) The confidential information has been made public for reasons other than those of the parties concerned; (4) Disclose to Chongqing Wantang, MYbank, financial institutions, cooperative institution and related parties of the aforesaid parties that need to know the confidential information for the purpose of performing this Agreement; and (5) Other parties of the confidential information have approved the disclosure or use of such confidential information in writing in advance.

2.    Unless otherwise provided in this Agreement or agreed by the parties, the terms and rules of this Agreement, the existence of this Agreement and the cooperative project, and any documents relating to this Agreement and the cooperative project shall be regarded as confidential information. Where the cooperative institution intends to disclose the foregoing information through public channels (including but not limited to electronic platforms, applications, news media, marketing materials or other means operated by it), it shall consult with other parties in advance to confirm the disclosure plan.

3.    Unless otherwise provided in this Agreement or agreed by the parties, all information and data provided by any party to the other parties in this business shall be owned by the disclosing party and its related parties, where it involves the proprietary data and information of the disclosing party and its related parties (including but not limited to customer information, technical information, business information, proprietary technology, business model, business plan, financial budget and model, computer program, source code, algorithm, etc.). This Agreement does not transfer any ownership of any proprietary data and information, and no party shall provide any proprietary data and information provided by the other parties to any third party. Otherwise, such party shall be liable for the losses caused to other parties.

IX. Liability for Breach of Contract

1. During the term of this Agreement, if any party violates Chinese laws or any content hereof, it shall constitute a breach of contract.

2.    In case of default by any party, any other party to this Agreement shall have the right to terminate this Agreement in accordance with Article XI of this Agreement, and hold the breaching party liable for breach of contract and compensation for damages.

X. Force Majeure

1.    In case of an unforeseeable event of force majeure (“force majeure event”), such as earthquake, typhoon, flood, fire, military action, strike, riot, war or other event beyond the reasonable control of a party to this Agreement, which prevent such party from performing this Agreement, such party shall immediately notify the other parties without delay and provide the details and supporting documents of such event within fifteen (15) days after the notice is given, explaining the cause of the inability to perform all or part of its obligations under this Agreement or delayed performance. The parties shall negotiate to find and implement a solution acceptable to the parties to this Agreement.

2.    To avoid doubt, the above-mentioned force majeure also includes the following circumstances that make the cooperative institution, MYbank or Chongqing Wantang unable to perform any service related to the cooperative project. In this case, the cooperative institution, MYbank or Chongqing Wantang shall not bear any liability for breach of contract:

(1)    During the maintenance or upgrade of MYbank’s system and Alipay platform system;

(2)    Failure to carry out business due to virus, Trojan, malicious program attack, network congestion, system instability, system or equipment failure, communication failure, power failure, telecommunication equipment failure or other banking reasons, third-party service defect or government behavior;

(3)    Failure to carry out business due to systematic obstacles caused by force majeure factors, such as typhoon, earthquake, tsunami, flood, power failure, war and terrorist attack;

(4)    Service interruption or delay caused by hacker attack, technical adjustment or failure of telecommunication department and other relevant departments or enterprises and public institutions relying on information technology, or website upgrade;

(5)    The service provided by MYbank is restricted due to the laws, regulations, rules, provisions, guidelines, notices, policies and other normative documents promulgated or changed by relevant competent authorities of the state;

(6)    Restrictive measures to the account and other circumstances beyond the control of MYbank (such as insufficient account balance, limited payment limit, restricted right and constrained transfer-out limit of Yu’e Bao or Yulibao), restricted withholding function by other banks).

3.    In the event of force majeure, the party affected by force majeure shall not be liable for any damage, increase in costs or losses suffered by any other party as a result of the failure or delay in performing its obligations under this Agreement due to force majeure, and such failure or delay in performing this Agreement shall not be deemed a breach of this Agreement. The party affected by force majeure event shall take appropriate measures to reduce or eliminate the influence of the force majeure event, and attempt to resume the performance of the obligations delayed or hindered by the event within the shortest possible time. If the force majeure event or the influence of a force majeure event prevents a party or parties from performing all or part of its obligations under this Agreement for a period of more than one (1) month, the party not affected by the force majeure shall have the right to request to terminate this Agreement and exempt some obligations specified herein or delay the performance of this Agreement.

XI. Effectiveness, Alteration, Transfer, Term and Termination of this Agreement

1.    Any change to this Agreement shall be made in writing and agreed by the parties through negotiation.

2.    The cooperative institution shall not transfer any of its rights and/or obligations under this Agreement (in whole or in part) to any third party without the prior written consent of the other parties.

3.    This Agreement shall take effect on the date when it is affixed with official seals of the parties, and shall be valid for one year. Unless any party raises a written objection one month prior to the expiration of this Agreement, the term of this Agreement shall be automatically extended for one year after the expiration, and the extension shall be limited to once only. The parties to this Agreement shall continue to comply with the provisions of this Agreement in respect of personal consumer loans granted prior to the expiration of this Agreement.

4.    This Agreement may be terminated without any liability to be undertaken by the terminating party in the following circumstances: (1) MYbank and Chongqing Wantang notify the cooperative institution in writing 30 days in advance to terminate this Agreement immediately due to major business adjustment; (2) MYbank and Chongqing Wantang, at the request of regulatory authorities, give the cooperative institution a written notice of immediate termination of this Agreement less than 30 days in advance; (3) Where any party violates this Agreement (including the statements and guarantees made by it under this Agreement are untrue, inaccurate, incomplete, invalid or misleading), and fails to remedy within fifteen (15) days after receipt of written notice specifying the breach, the other party may immediately terminate this Agreement;(4) Where the cooperative institution violates any of the obligations under Article I and Article II and refuses to correct, MYbank may immediately terminate this Agreement without any liability for breach of contract; (5) Where one party is dissolved, bankrupt, taken over or enters into any debt repayment arrangement with its creditors, the other party may terminate this Agreement immediately; (6) Where one party closes or plans to close, or disposes of or intends to dispose of all or part of the assets that may directly affect the performance of its obligations under this Agreement, the other party may terminate this Agreement immediately; (7) Any party may terminate this Agreement immediately if the cooperative project becomes illegal in whole or in part or cannot be legally performed in accordance with any Chinese law; (8) This Agreement may be terminated as otherwise provided herein, or the parties may terminate this Agreement in writing through negotiation.

5.    Except as otherwise provided in this Agreement or as otherwise agreed by the parties, the termination and expiration of this Agreement shall not affect the rights or liabilities of the parties upon or prior to the termination or expiration of this Agreement.

XII. Governing Laws and Dispute Resolution

1.    The conclusion, effectiveness, performance, alteration, interpretation and termination of this Agreement shall be governed by Chinese laws.

2.    In case of any dispute arising from the contents of this Agreement or its implementation, both parties shall try their best to solve it through friendly negotiation; if the negotiation fails, any party may file a lawsuit to Xihu District Court of Hangzhou, China.

XIII. Supplementary Provisions

1.    The titles of this Agreement are set up for the convenience of reference only and shall not affect the interpretation hereof.

2.    This Agreement shall be made in six copies, with each party holding two copies, each of which has the same legal effect.

[No text below]

[Signature page for Automobile Finance Project Cooperation Agreement]

Shanghai Cango Investment and Management Consultation Service Co., Ltd.

Seal: [Shanghai Cango Investment and Management Consultation Service Co., Ltd.] (seal)

March 24, 2020

Chongqing Wantang Information Technology Co., Ltd.

Seal: [Chongqing Wantang Information Technology Co., Ltd. 5001141079687] (seal)

March 24, 2020

Zhejiang E-Commerce Bank Co., Ltd.

Seal: [Zhejiang E-Commerce Bank Co., Ltd. 3301060106867] (seal)

March 24, 2020